Exhibit 99.1

For Immediate Release	Contact Information
Thursday, December 16, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Announces Initial 2005 CAPEX Plan; Engages Raymond James & Associates to Pursue Strategic Alternatives

          SAN ANTONIO -- December 16, 2004 -- The Exploration Company (Nasdaq:TXCO) today announced it has established its 2005 capital expenditure budget and hired Raymond James & Associates, Inc. to pursue strategic alternatives for the Company.

CAPEX

          TXCO's board of directors has approved a CAPEX program for next year ranging from $29 million to $33 million. The budget continues the stepped-up drilling program TXCO began in 2003 and may expand, based on drilling results, operational developments, unanticipated transaction opportunities, market conditions, commodity price fluctuations and the availability of working capital. More than 90 percent of the initial $29 million outlay will go for drilling 64 projected new wells and three re-entries.

          "We have an abundance of prospects across our 554,000-acre Maverick Basin block and we want to ensure that we explore and develop this acreage in a manner that will yield the maximum value for our shareholders," said President and CEO James E. Sigmon. "The bulk of our 2005 CAPEX will focus on Georgetown and Glen Rose wells and will be financed through cash flow, in addition to further borrowings on our existing reserve-backed senior credit facility. This will allow us to maintain our traditional, conservative debt profile. Longer term, we want to assure our shareholders that we consider all of the strategic alternatives available to us."

          The largest share of the initial drilling budget, $18.8 million, will go to 43 proposed Georgetown gas and oil wells. The budget allocates $5.3 million for 14 Glen Rose wells, including four new wells and three re-entries targeting the Glen Rose porosity oil play. In the Pena Creek Field, the budget sets aside $2.9 million for 10 new vertical wells as the Company continues its successful San Miguel waterflood expansion. The budget also includes expenditures for a seismic survey on the Burr and Quemado leases and further improvements to the Pena Creek waterflood.

Raymond James

          The Company has retained Raymond James to assist in actively pursuing strategic alternatives designed to enhance shareholder value, including a merger or sale of TXCO. No formal decisions have been made and no agreements have been reached at this time. There can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms.

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          "The Exploration Company is pleased to announce the engagement of Raymond James to assist the board of directors in pursuing strategic alternatives," Sigmon said. "We have continued to demonstrate strong financial performance while growing production and increasing our base of proved reserves. While our track record has been strong, we are still at an early stage of development, considering our vast acreage position and prospect inventory. Accordingly, we are exploring all strategic alternatives to maximize value for our shareholders, including a merger or sale."

Operations Update

          "We have had a successful drilling program this year despite record rainfall that has slowed our Maverick Basin production and drilling operations significantly," added Sigmon. "The area received double its average annual precipitation in 2004 with very heavy rains in October and November. Many of our lease roads and drilling locations have been left under water and impassable for days at a time, causing delays and curtailments in production."

          TXCO's net production at Nov. 30 stood at approximately 1,169 barrels of oil per day and 10.6 million cubic feet per day, a combined rate of 17.6 million cubic feet equivalent per day (MMcfed) even though it was partially curtailed, up from 17.4 MMcfed per day at Sept. 30 and 17 percent above its June 30 exit rate of 15.1 MMcfed. TXCO believes that production will be over 20 MMcfed at yearend just by getting all existing wells on production. Through early December, TXCO had spudded 60 new wells plus nine re-entries -- its second-largest annual drilling program ever.

About The Exploration Company

          The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

          Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, strategic alternatives the Company may pursue if any, interest rates, capital expenditures, ongoing access to capital, oil and gas prices, production levels, the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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